Filed Pursuant to Rule 433

Registration No. 333-185282-08

Free Writing Prospectus dated February 19, 2015

$1,000,000,000

Volkswagen Auto Lease Trust 2015-A

Issuing Entity

Volkswagen Auto Lease/Loan Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated February 19, 2015 and prospectus dated February 19, 2015 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

		Moody’s Investors Service, Inc.	Fitch Ratings, Inc.
Class A-1 Notes	}	P-1 (sf)	F1+sf
Class A-2-A Notes		Aaa (sf)	AAAsf
Class A-2-B Notes
Class A-3 Notes		Aaa (sf)	AAAsf
Class A-4 Notes		Aaa (sf)	AAAsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners
Barclays		RBS

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if the legal prospectus delivery period has not expired, you may obtain a paper copy of the prospectus supplement and the prospectus from the depositor or from the underwriters by calling 1-888-603-5847 or by emailing abssyndicateteam@barclays.com.